October 14,  1997


Common Sense Trust
2880 Post Oak Boulevard
Houston, Texas  77056

Smith Barney Money Funds, Inc.
388 Greenwich Street
New York, New York 10013

Acquisition of Assets of Common Sense Money Market Fund
		          by Cash Portfolio of Smith Barney Money Funds, Inc.

Ladies and Gentlemen:

You have asked for our opinion as to certain tax consequences of the proposed acquisition of assets of Common Sense Money Market Fund, a series of Common Sense Trust, (the "Acquired Fund"), a Massachusetts business trust (the "Trust"), by The Cash Portfolio (the "Acquiring Fund"), a series of Smith Barney Money Fund, Inc., a Maryland corporation (the "Company"), in exchange for voting shares of the Acquiring Fund (the "Reorganization").

In rendering our opinion, we have reviewed and relied upon the draft Prospectus/Proxy Statement dated October 3, 1997 and the Agreement and Plan of Reorganization (the "Agreement") dated as of October 14, 1997. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this letter and the date of closing of the Reorganization. We further assume that the Reorganization will be carried out in accordance with the Agreement. We have also relied upon the following representations, each of which has been made to us by officers of the Trust on behalf of Acquiring Fund or of Acquired Fund:

The Reorganization will be consummated substantially as described in the Agreement.

Acquiring Fund will acquire from Acquired Fund at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Acquired Fund immediately prior to the Reorganization. For purposes of this representation, assets of Acquired Fund used to pay reorganization expenses, cash retained to pay liabilities, and redemptions and distributions (except for regular and normal distributions) made by Acquired Fund immediately preceding the transfer which are part of the plan of reorganization, will be considered as assets held by Acquired Fund immediately prior to the transfer.

To the best of the knowledge of management of Acquired Fund, there is no plan or intention on the part of the shareholders of Acquired Fund to sell, exchange, or otherwise dispose of a number of Acquiring Fund shares received in the Reorganization that would reduce the former Acquired Fund shareholders' ownership of Acquiring Fund shares to a number of shares having a value, as of the date of the Reorganization (the "Closing Date"), of less than 50 percent of the value of all the formerly outstanding shares of Acquired Fund as of the same date. For purposes of this representation, Acquired Fund shares which were redeemed in connection with the Reorganization will be treated as outstanding Acquired Fund shares on the Closing Date. There are no dissenters' rights in the Reorganization, and no cash will be exchanged for Acquired Fund shares in lieu of fractional shares of Acquiring Fund. Moreover, shares of Acquired Fund and shares of Acquiring Fund held by Acquired Fund shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Reorganization will be considered in making this representation, except for shares of Acquired Fund or Acquiring Fund redeemed in the ordinary course of business of Acquired Fund or Acquiring Fund in accordance with the requirements of section 22(e) of the Investment Company Act of 1940.

Acquired Fund has not redeemed and will not redeem the shares of any of its shareholders in connection with the Reorganization except to the extent necessary to comply with its legal obligation to redeem its shares.

The management of Acquiring Fund has no plan or intention to redeem or reacquire any of the Acquiring Fund shares to be received by Acquired Fund shareholders in connection with the Reorganization, except to the extent necessary to comply with its legal obligation to redeem its shares.

The management of Acquiring Fund has no plan or intention to sell or dispose of any of the assets of Acquired Fund which will be acquired by Acquiring Fund in the Reorganization, except for dispositions made in the ordinary course of business, and to the extent necessary to enable Acquiring Fund to comply with its legal obligation to redeem its shares.

Following the Reorganization, Acquiring Fund will continue the historic business of Acquired Fund in a substantially unchanged manner as part of the regulated investment company business of Acquiring Fund, or will use a significant portion of Acquired Fund's historic business assets in a business.

There is no intercorporate indebtedness between Acquiring Fund and Acquired Fund.

Acquiring Fund does not own, directly or indirectly, and has not owned in the last five years, directly or indirectly, any shares of Acquired Fund. Acquiring Fund will not acquire any shares of Acquired Fund prior to the Closing Date.

Acquiring Fund will not make any payment of cash or of property other than shares to Acquired Fund or to any shareholder of Acquired Fund in connection with the Reorganization.

Pursuant to the Agreement, the shareholders of Acquired Fund will receive solely Acquiring Fund voting shares in exchange for their voting shares of Acquired Fund.

The fair market value of the Acquiring Fund shares to be received by the Acquired Fund shareholders will be approximately equal to the fair market value of the Acquired Fund shares surrendered in exchange therefor.

Subsequent to the transfer of Acquired Fund's assets to Acquiring Fund pursuant to the Agreement, Acquired Fund will distribute the shares of Acquiring Fund, together with other assets it may have, in final liquidation as expeditiously as possible.

Acquired Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

Acquired Fund is treated as a corporation for federal income tax purposes and at all times in its existence has qualified as a regulated investment company, as defined in Section 851 of the Code.

Acquiring Fund is treated as a corporation for federal income tax purposes and at all times in its existence has qualified as a regulated investment company, as defined in Section 851 of the Code.

The sum of the liabilities of Acquired Fund to be assumed by Acquiring Fund and the expenses of the Reorganization does not exceed either (i) twenty percent of the fair market value of the assets of Acquired Fund or
(ii) the tax basis of the assets of Acquired Fund.

The foregoing representations are true on the date of this letter and will be true on the date of closing of the Reorganization.

Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, it is our opinion that for federal income tax purposes:

	(1) the transfer of all or substantially all of the Acquired Fund's assets in exchange for the Acquiring Fund's shares and the assumption by the Acquiring Fund of certain scheduled liabilities of the Acquired Fund will constitute a "reorganization" within the meaning of Section 368 (a)(1)(C) of the Code, and the Acquiring Fund and the Acquired Fund are each a "party to a reorganization" within the meaning of
Section 368(b) of the Code;

	(2) no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund in exchange for the Acquiring Fund's shares, and the assumption by the Acquiring Fund of certain scheduled liabilities of the Acquired Fund;

	(3) no gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund's assets to the Acquiring Fund in exchange for the Acquiring Fund shares and the assumption by the Acquiring Fund of certain scheduled liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund shares to the Acquired Fund's shareholders;

	(4) no gain or loss will be recognized by shareholders of the Acquired Fund upon the exchange of their Acquired Fund shares for the Acquiring Fund shares and the assumption by the Acquiring Fund of certain scheduled liabilities of the Acquired Fund;

	(5) the aggregate tax basis of the Acquiring Fund shares received by each Acquired Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares surrendered in exchange therefor and the holding period of the Acquiring Fund shares to be received by each Acquired Fund shareholder will include the period during which the shares of the Acquired Fund which are surrendered in exchange therefor were held by such shareholder (provided the Acquired Fund shares were held as capital assets on the date of the Reorganization);

	(6) the tax basis of the Acquired Fund's assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which such assets were held by the Acquired Fund.



This opinion letter is delivered to you in satisfaction of certain requirements of the Reorganization. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 and to the use of our name and any reference to our firm in the Registration Statement or in the Prospectus/Proxy Statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Sullivan & Worcester